Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-278633 and 333-286145), Form S-3 (No.333-291527) and Form S-8 (No. 333-280029) of AirJoule Technologies Corporation (the Company) of our report dated March 25, 2025, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Houston Texas

March 31, 2026